Exhibit 99.1

TransAtlantic Petroleum Issues Reserves Presentation and

Provides Updates on Hedging, Core Analysis, Operations, and

2020 Capital Expenditure Program

Hamilton, Bermuda (March 9, 2020) – TransAtlantic Petroleum Ltd. (TSX: TNP) (NYSE American: TAT) (the “Company” or “TransAtlantic”) today issued a presentation on the Company’s 2019 reserves and provided an update on the Company’s hedging program, the results of recent core analysis, its recent operations, and its 2020 capital expenditure program.

Hedging Update

Today, the Company unwound its three-way collar contract with DenizBank, A.S. (“Denizbank”), which hedged approximately 1,000 barrels of oil per day (“Bbl/d”) of the Company’s oil production in Turkey. The three-way collar contract had a Brent floor of $55.00, a Brent ceiling of $72.90, and a Brent long call of $80.00, and was in place through April 30, 2020. The Company also unwound its swap contract with Denizbank, which hedged approximately 1,000 Bbl/d of the Company’s oil production in Turkey. The swap contract had a Brent strike price of $60.30 and was in place through December 31, 2020. In connection with these transactions, the Company will receive approximately $6.5 million. The Company intends to use these proceeds to pay down its term loan with Denizbank, which will leave approximately $10.6 million outstanding under the term loan. Following these transactions, the Company does not have any commodity derivative contracts that hedge the Company’s oil price risk.

Reserves Presentation

The Company has issued a presentation on the Company’s 2019 reserves, which can be found on the Company’s website under the Investor Relations section at https://transatlanticpetroleum.gcs-web.com/events-and-presentations. The presentation contains certain non-GAAP financial measures. Please see the reconciliations for such non-GAAP financial measures contained at the end of the presentation.

Results of Recent Core Analysis

The Company has received partial results of the core analysis on the Yeniev-4, Yeniev-5, and Bahar-12 wells. Based on these partial results, the oil saturation in the Bedinan formation in the Bahar field warrants several additional wells; additional zones in the Hazro sands in the Bahar field have comparable oil saturation to the productive Hazro F3 and F4 zones, warranting further testing of such additional zones; and

additional lower permeability pay is present in the Bedinan formation in the Yeniev field above the current perforated intervals, which will likely require a fracture stimulation to produce commercially. Additional core processing is ongoing, and the results of this additional core processing will be factored into the Company’s future development decisions.

Operations Update

The Company whipstocked the Goksu-4H well in January 2020. The well was re-drilled to a total depth of 5,720 feet. Although the Company encountered high permeability in the Mardin formation, tests did not indicate commercial quantities of oil.

Update on 2020 Capital Expenditure Program

The Company expects its net field capital expenditures for 2020 to range between $7.5 million and $15 million. The Company expects net field capital expenditures during 2020 to include between $1.0 million and $9.0 million in drilling and completion expense for between three and seven planned wells, between $1.0 million and $3.0 million for recompletions, between $1.0 and $2.0 million implementing a waterflood in the Bedinan sandstone in the Arpatepe field, and approximately $1.0 million in facilities upgrades to the Company’s natural gas power generation infrastructure. The Company will continue to monitor oil prices to keep its capital expenditure budget within the capacity of its cash flow, cash balances, and debt retirement schedule. The Company’s projected 2020 capital expenditure budget is subject to change.

About TransAtlantic

The Company is an international oil and natural gas company engaged in the acquisition, exploration, development, and production of oil and natural gas. The Company holds interests in developed and undeveloped properties in Turkey and Bulgaria.

(NO STOCK EXCHANGE, SECURITIES COMMISSION, OR OTHER REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED THE INFORMATION CONTAINED HEREIN.)

Forward-Looking Statements

This news release contains statements concerning the Company’s hedging program, its capital expenditure program, the evaluation of the Company’s prospects, information on the Company’s reserves, the use of future prospective capital in the Company’s business, expectations of future funding and capital sources, the drilling, completion, and cost of wells, and the production and sale of oil and natural gas, as well as expectations, plans, goals, objectives, assumptions, and information about future events, conditions, exploration, production, results of operations, and performance that may constitute forward-looking statements or information under applicable securities legislation. Such forward-looking statements or information are based on a number of assumptions, which may prove to be incorrect.

Although the Company believes that the expectations reflected in such forward-looking statements or information are reasonable, undue reliance should not be placed on forward-looking statements because the Company can give no assurance that such expectations will prove to be correct. Forward-looking statements or information are based on current expectations, estimates, and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those anticipated by the Company and described in the forward-looking statements or information. These risks and uncertainties include, but are not limited to, well development results; access to sufficient capital; market prices for natural gas, natural gas liquids, and oil products, including price changes resulting from coronavirus fears as well as oil oversupply concerns; estimates of reserves and economic assumptions; the ability to produce and transport natural gas, natural gas liquids, and oil products; the results of exploration and development drilling and related activities; economic conditions in the countries and provinces in which the Company carries on business, especially economic slowdowns; actions by governmental authorities; the unwinding of the Company’s hedges against a decline in the price of oil; receipt of required approvals; increases in taxes; legislative and regulatory initiatives relating to fracture stimulation activities; changes in environmental and other regulations; renegotiations of contracts; political uncertainty, including sanctions, armed conflicts, and actions by insurgent groups; outcomes of litigation; the negotiation and closing of material contracts; and other risks described in the Company’s filings with the Securities and Exchange Commission.

The forward-looking statements or information contained in this news release are made as of the date hereof, and the Company undertakes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events, or otherwise, unless so required by applicable securities laws.

Contact:

Tabitha T. Bailey

Vice President, General Counsel, and Corporate Secretary

(214) 265-4708

TransAtlantic Petroleum Ltd.

16803 Dallas Parkway

Addison, Texas 75001

http://www.transatlanticpetroleum.com